Exhibit 99.1

United Security Bancshares, Inc. Reports Growth in Net Income for Fourth Quarter and Year

Net Income Rises 79% to $3.9 Million for 2013

THOMASVILLE, Ala.--(BUSINESS WIRE)--March 19, 2014--United Security Bancshares, Inc. (NASDAQ: USBI) today reported a 78.9% increase in net income to $3.9 million, or $0.65 per diluted share, for the year ended December 31, 2013, compared with $2.2 million, or $0.36 per diluted share, for the year ended December 31, 2012. Net income for the fourth quarter of 2013 rose 8.2% to $955,000, or $0.16 per diluted share, compared with net income of $883,000, or $0.15 per diluted share, for the fourth quarter of 2012.

“We made solid progress in building our profitability and reducing problem assets since last year,” stated James F. House, President and CEO of United Security Bancshares, Inc. “At the close of 2013, we marked our seventh consecutive quarter of positive income as we benefited from our program to reduce non-performing loans, other real estate owned (OREO) and expenses related to OREO. The fourth quarter of 2013 also marked our sixth consecutive quarter of reducing OREO and our fifth consecutive quarter of reducing non-performing assets. Our non-performing assets were down 44% to $21.5 million compared with the fourth quarter of last year.”

“We have seen some indications of improvement in our local economy, primarily related to rising timber prices and improvements in certain customer balance sheets. However, economic conditions remain weak in certain other sectors, including real estate development and construction. Furthermore, while we continue our program of reducing non-performing loans, competition in the commercial lending space remains fierce. As a result of the mixed economic conditions and the competitive environment, new loan production remained below the level of loan payoffs and reduction in problem assets for the year. We expect this trend to continue to restrain our earnings growth in 2014. Our primary focus in 2014 will be to add quality loans while continuing to reduce non-performing loans. We believe that making progress in these areas will be key to building future profitability. We are fortunate to have a strong capital base that is well above the minimum regulatory requirements and that will support our future growth,” continued Mr. House.

Fourth Quarter Results

Interest income totaled $8.3 million in the fourth quarter of 2013, compared with $9.7 million in the fourth quarter of 2012. The decline in interest income was due primarily to lower earning assets, primarily loans, as well as reduction in yield, compared with the fourth quarter of 2012.

Net loans totaled $300.9 million in the fourth quarter of 2013, compared with $337.4 million in the fourth quarter of 2012. The decrease in net loans was due to loan payoffs and write-downs outpacing new loan demand. An overall weak economy in our markets, primarily centered in the real estate sector, has been a significant factor in lower loan demand over the past year.

Interest expense declined 23.8% to $677,000 in the fourth quarter of 2013, compared with $888,000 in the fourth quarter of 2012. The decrease resulted primarily from lower interest rates paid on deposits compared with the fourth quarter of 2012.

Net interest income was $7.7 million in the fourth quarter of 2013, compared with $8.8 million in the fourth quarter of 2012. The decline in net interest income was due to lower earning assets, primarily loans, combined with an 80 basis point decline in net interest margin, compared with the fourth quarter of 2012. Net interest margin was 5.86% in the fourth quarter of 2013, compared with 6.66% in the fourth quarter of 2012. The decline in net interest margin was due primarily to the overall decline in interest earned on loans and investments. In addition, the yield on the investment portfolio declined due to the early payoff of certain higher yielding bonds compared with the fourth quarter of the prior year.

Provision for loan losses was a credit of $1.4 million in the fourth quarter of 2013, compared with a charge of $1.2 million in the fourth quarter of 2012. The credit to the provision for loan losses was due primarily to adjustments to the allowance for loan losses resulting from approximately $3.0 million in recoveries of loans previously charged off. Charge-offs were $1.4 million in the fourth quarter of 2013, compared with $2.0 million in the fourth quarter of 2012.

Total non-interest income was $723,000 in the fourth quarter of 2013, compared with $1.5 million in the fourth quarter of 2012. The decrease in non-interest income was due to lower service charges, credit life insurance income and other income, all compared with the fourth quarter of 2012. Service charges for the fourth quarter of 2013 included approximately $566,000 in service charges that were refunded to customers for a product that was discontinued. The refunded service charges were initially recorded as non-interest income from the first quarter of 2011 through the third quarter of 2013.

Total non-interest expense increased 12% to $8.6 million in the fourth quarter of 2013, compared with $7.7 million in the fourth quarter of 2012. The increase in non-interest expense was due primarily to an increase in salaries and employee benefits, and increased write-downs on OREO, compared with the fourth quarter of 2012. The increase in salary and employee benefits expense was primarily attributable to cost of living adjustments, salaries paid to new officers hired in 2013, increases in health insurance expenses and increases in accruals for incentive payouts. OREO write-downs rose $429,000 to $1.0 million in the fourth quarter of 2013, compared with $593,000 in the fourth quarter of 2012. The increase in OREO write-downs was due primarily to routine reappraisals of OREO in the fourth quarter of 2013 that showed lower appraised values than when the assets were previously appraised in accordance with the Company’s appraisal policies. Total OREO declined to $9.3 million at December 31, 2013, a 30% decline from $13.3 million at December 31, 2012, representing the sixth consecutive quarterly decrease in OREO.

United Security Bancshares, Inc. and First United Security Bank continued to be rated as “well-capitalized,” the highest regulatory rating, as of December 31, 2013. Total risk-based capital was 19.20% for the Company and 19.34% for the Bank, compared with a regulatory requirement of 10.0% for a well-capitalized institution and a minimum regulatory requirement of 8.0%. The Tier 1 leverage ratio was 10.88% for the Company and 10.97% for the Bank, significantly above the requirement of 5.0% for a well-capitalized institution and minimum regulatory requirement of 3.0%.

Twelve Months Results

For the year ending December 31, 2013, net income rose to $3.9 million, or $0.65 per diluted share, compared with $2.2 million, or $0.36 per diluted share, for the year ended December 31, 2012.

Net interest income for the year ended December 31, 2013, was $30.7 million, compared with $34.2 million for the same period of 2012. Net interest margin declined to 5.95% in 2013 from 6.21% in 2012. The decrease in net interest margin from 2012 was due primarily to the overall decline in interest earned on loans and investments since last year.

Provision for loan losses dropped to a credit of $642,000 in 2013, compared with a charge of $4.3 million in 2012. The credit to the provision for loan losses was due primarily to adjustments to the allowance for loan losses resulting from approximately $3.9 million in recoveries of loans previously charged off, including $3.0 million received in the fourth quarter of 2013. Charge-offs totaled $13.1 million in 2013, compared with $9.0 million in 2012.

Non-interest income declined to $4.9 million for 2013, compared to $5.6 million in 2012, primarily due to lower service charges in 2013 compared to 2012. The decrease in service charges was due primarily to the reversal of approximately $566,000 in service charges that were refunded to customers in the fourth quarter of 2013 for a product that was discontinued. The refunded service charges were initially recorded as non-interest income from the first quarter of 2011 through the third quarter of 2013.

Non-interest expense declined 5.2% to $30.8 million in 2013, compared with $32.5 million in 2012. Non-interest expense declined in every major category in 2013 compared with the prior year, except for salary and employee benefits expense, which was up 11.5% compared with 2012, and occupancy expense, which was up 2.6% compared with 2012. The increase in salary and employee benefits expense was primarily attributable to cost of living adjustments, salaries paid to new officers hired in 2013, increases in health insurance expense and increases in accruals for incentive payouts. Write-downs on OREO declined $2.5 million from 2012.

Shareholders’ equity rose to $70.1 million, or $11.63 per share, at December 31, 2013, compared with $68.6 million, or $11.40 per share, at December 31, 2012. The increase in shareholders’ equity from retained earnings of $3.9 million was offset somewhat by a $2.6 million decrease in accumulated other comprehensive income, due to a decline in the market value of investment securities available-for-sale. The Company did not declare a cash dividend on its common stock during 2013.

About United Security Bancshares, Inc.

United Security Bancshares, Inc. is a bank holding company that operates nineteen banking offices in Alabama through First United Security Bank. In addition, the Company’s operations include Acceptance Loan Company, Inc., a consumer loan company, and FUSB Reinsurance, Inc., an underwriter of credit life and credit accident and health insurance policies sold to the Bank’s and ALC’s consumer loan customers. The Company’s stock is traded on the Nasdaq Capital Market under the symbol “USBI.”

Forward-Looking Statements

This press release contains forward-looking statements, as defined by federal securities laws. Statements contained in this press release that are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. USBI undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, USBI, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of USBI’s senior management based upon current information and involve a number of risks and uncertainties. Certain factors that could affect the accuracy of such forward-looking statements are identified in the public filings made by USBI with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of USBI or its senior management should be considered in light of those factors. Specifically, with respect to statements relating to loan demand, growth and earnings potential and the adequacy of the allowance for loan losses for USBI, these factors include, but are not limited to, the rate of growth (or lack thereof) in the economy, the relative strength and weakness in the consumer and commercial credit sectors and in the real estate markets and collateral values. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

UNITED SECURITY BANCSHARES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in Thousands, Except Share Data)

	December 31,	December 31,
	2013	2012
	(Unaudited)
ASSETS

Cash and Due from Banks	$10,276	$12,181
Interest-Bearing Deposits in Other Banks	37,444	41,945
Total Cash and Cash Equivalents	47,720	54,126
Federal Funds Sold	-	5,000
Investment Securities Available-for-Sale, at fair value	135,754	92,614
Investment Securities Held-to-Maturity, at amortized cost	35,050	21,136
Federal Home Loan Bank Stock, at cost	906	936
Loans, net of allowance for loan losses of $9,396 and $19,278, respectively	300,927	337,400
Premises and Equipment, net	8,928	8,903
Cash Surrender Value of Bank-Owned Life Insurance	13,650	13,303
Accrued Interest Receivable	2,702	3,101
Other Real Estate Owned	9,310	13,286
Other Assets	14,854	17,328
Total Assets	$569,801	$567,133

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$484,279	$489,034
Accrued Interest Expense	266	413
Other Liabilities	8,930	8,401
Short-Term Borrowings	1,231	638
Long-Term Debt	5,000	-
Total Liabilities	499,706	498,486

Shareholders’ Equity:
Common Stock, par value $0.01 per share, 10,000,000 shares authorized; 7,327,560 shares issued; 6,028,091 and 6,023,622 shares outstanding, respectively	73	73
Surplus	9,284	9,284
Accumulated Other Comprehensive Income, net of tax	529	3,139
Retained Earnings	81,214	77,287
Less Treasury Stock: 1,299,469 and 1,303,938 shares at cost, respectively	(20,992)	(21,123)
Noncontrolling Interest	(13)	(13)

Total Shareholders’ Equity	70,095	68,647

Total Liabilities and Shareholders’ Equity	$569,801	$567,133

UNITED SECURITY BANCSHARES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

INTEREST INCOME:
Interest and Fees on Loans	$7,374	$8,919	$30,394	$35,373
Interest on Investment Securities	966	748	3,242	3,380
Total Interest Income	8,340	9,667	33,636	38,753

INTEREST EXPENSE:
Interest on Deposits	669	884	2,884	4,433
Interest on Borrowings	8	4	21	123
Total Interest Expense	677	888	2,905	4,556

NET INTEREST INCOME	7,663	8,779	30,731	34,197

PROVISION (REDUCTION IN RESERVE) FOR LOAN LOSSES	(1,441)	1,163	(642)	4,338

NET INTEREST INCOME AFTER PROVISION (REDUCTION IN RESERVE) FOR LOAN LOSSES	9,104	7,616	31,373	29,859

NON-INTEREST INCOME:
Service and Other Charges on Deposit Accounts	(14)	652	1,720	2,522
Credit Life Insurance Income	288	342	806	955
Other Income	449	513	2,339	2,088
Total Non-Interest Income	723	1,507	4,865	5,565

NON-INTEREST EXPENSE:
Salaries and Employee Benefits	4,255	3,678	16,261	14,590
Occupancy Expense	493	483	1,949	1,899
Furniture and Equipment Expense	332	323	1,197	1,293
Write-downs on Other Real Estate	1,022	593	2,352	4,866
Other Expense	2,467	2,575	9,043	9,836
Total Non-Interest Expense	8,569	7,652	30,802	32,484

INCOME BEFORE INCOME TAXES	1,258	1,471	5,436	2,940
PROVISION FOR INCOME TAXES	303	588	1,509	745
NET INCOME	$955	$883	$3,927	$2,195
BASIC AND DILUTED NET INCOME PER SHARE	$0.16	$0.15	$0.65	$0.36
DIVIDENDS PER SHARE	$0.00	$0.00	$0.00	$0.00

CONTACT:
United Security Bancshares, Inc.
Thomas S. Elley, 334-636-5424